Exhibit 23.1
[Letterhead of Deloitte Touche Tohmatsu]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 17, 2008, relating to the financial statements and the related schedule of Nam Tai Electronics, Inc., and the effectiveness of Nam Tai Electronics Inc.’s internal control over financial reporting, appearing in the annual report on Form 20-F of Nam Tai Electronics, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
March 25, 2008